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                                                                    Exhibit 3(i)




March 3, 2000


New England Variable Life Separate Account
New England Life Insurance Company
501 Boylston Street
Boston, MA 02117

Gentlemen:

In my capacity as General Counsel of New England Life Insurance Company (the "Company"), I have provided legal advice concerning the preparation of a registration statement on Form S-6, filed by New England Variable Life Separate Account (the "Account") and the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to individual Variable Survivorship Life Insurance Policies (the "Registration Statement").

It is my professional opinion that:

         1. The Account is a separate investment account of the Company that was duly created under applicable law and is validly existing pursuant to the laws of the Commonwealth of Massachusetts.

         2. The Variable Survivorship Life Insurance Policies, when issued in accordance with the prospectus contained in the Registration Statement and in compliance with applicable local law, are and will be legal and binding obligations of the Company in accordance with their terms; and

         3. Assets attributable to reserves and other contract liabilities and held in the Account will not be chargeable with liabilities arising out of any other business the Company may conduct.

In forming this opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary and appropriate.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus contained in the Registration Statement.

                                                         Very truly yours,

                                                         H. James Wilson
                                                         General Counsel